Exhibit 10.1

Summary of Compensation Arrangements for Named Executive Officers of Tompkins Financial Corporation

The three major components of the Company’s executive officer compensation are (i) base salary, (ii) annual bonus and (iii) long-term, equity based incentive awards. Following is a description of the compensation arrangements that were approved by the Independent Directors at the January 25, 2011, meeting of the Company’s Board of Directors, upon recommendation of the Compensation Committee, for the Company’s Named Executive Officers, which officers were determined by reference to the Company’s Proxy Statement on Schedule 14-A, filed April 7, 2010..

Annual Bonus

Cash award bonus payments for performance in fiscal 2010:

Stephen S. Romaine	$165,000.00
James W. Fulmer	$80,400.00
Francis M. Fetsko	$68,000.00
Gerald J. Klein, Jr.	$57,600.00
Gregory J. Hartz	$61,500.00

The foregoing bonuses will be paid during the first quarter of fiscal 2011. The Compensation Committee considers a number of quantitative and qualitative performance factors to evaluate the performance of its Named Executive Officers. These performance factors include, but are not limited to: (i) achievement of individual goals; (ii) contribution to business unit results; and (iii) contribution to corporate results measured by (a) the Company’s net income as compared to the Company’s internal targets, (b) increases in earnings per share of the Company’s common stock for the latest 12 months, (c) the Company’s return on assets, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group Percentile), (d) increases in the Company’s stock price over 12 months, and (e) the Company’s return on equity, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group percentile).